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                                                                    EXHIBIT 99.1


                  SYNTEL ADDS NEW MEMBER TO BOARD OF DIRECTORS


TROY, Mich. -- August 21, 2006 -- Syntel, Inc. today announced that James "Jim" Swayzee, former partner at Accenture, has joined the Company's Board of Directors.

"Jim's deep, international experience in management consulting and strategic planning make him a valuable asset to our board," said Bharat Desai, Syntel's Chairman and CEO. "We look forward to his contributions as Syntel embarks on the next chapter of our its global growth strategy."

With the addition of Mr. Swayzee, Syntel's board will now consist of seven members.

"In its 26-year history, Syntel has built a very dynamic and relevant business model that meets the needs of today's global corporations and I've been impressed with the solid operating performance the organization has consistently delivered," said Mr. Swayzee. "I look forward to leveraging my experience to drive enhanced value to all of Syntel's stakeholders."

Mr. Swayzee has more than 30 years of experience in management consulting, business development, sales & marketing management, and innovation sourcing across Europe and the US. Most recently, he served as a partner in the Pharmaceutical and Medical Products practice at Accenture in New York. Prior to that, he spent 12 years in various management roles at Eli Lilly & Co., the last of which was as Director of Corporate Business Development, where he had responsibility for establishing new business ventures in Europe, Africa and the US. For the eight years preceding Eli Lilly, Mr. Swayzee provided was a management consultant with Booz, Allen & Hamilton in Paris and New York. Mr. Swayzee will stand for election to the Syntel Board of Directors with the other director nominees at the Company's 2007 Annual Shareholder Meeting.

He holds a Bachelor's degree from Wabash College and a Masters of Science degrees in International Business and Economics from the Universities of Munich and Southern California. Mr. Swayzee is also a member of the Board of Trustees of the International School of Paris and President of its U.S. Investment Corporation.

ABOUT SYNTEL

Syntel (SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 6,600 employees worldwide, is assessed at Level 5 of the SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at:www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.


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